Exhibit 11.1

LENOX GROUP INC

COMPUTATION OF NET LOSS PER SHARE

(In thousands, except per share amounts)

	13 Weeks Ended April 1, 2006	13 Weeks Ended April 2, 2005

BASIC:
Loss from continuing operations	$(7,086)	$(2,229)
Loss from discontinued operations	—	(401)

Net loss	$(7,086)	$(2,630)

Weighted average number of common shares outstanding	13,725	13,641

Loss per share from continuing operations	$(0.52)	$(0.16)
Loss per share from discontinued operations	—	(0.03)

Net loss per common share – basic	$(0.52)	$(0.19)

Assuming Dilution:
Loss from continuing operations	$(7,086)	$(2,229)
Loss from discontinued operations	—	(401)

Net loss	$(7,086)	$(2,630)

Weighted average number of common shares outstanding	13,725	13,641

Dilutive impact of the assumed exercise of stock options
and unvested restricted stock	—	—

Weighted average number of common and
common equivalent shares	13,725	13,641

Loss per share from continuing operations	$(0.52)	$(0.16)
Loss per share from discontinued operations	—	(0.03)

Net loss per common share – assuming dilution	$(0.52)	$(0.19)